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Exhibit 11.1

CORE, INC.
COMPUTATION OF EARNINGS PER SHARE

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
                                             For the three months ended September 30,      For the nine months ended September 30,
                                                      1995           1996                         1995               1996
                                                      ----           ----                         ----               ----
Primary:
  Average shares outstanding                          4,744,000      6,072,000                     4,744,000         6,072,000

  Shares issuable on assumed exercise of
   dilutive options and warrants - based on
   treasury stock method using average
   market price
                                                        527,000                                      527,000
                                                   ------------  -------------                  ------------      ------------
                                            Total     5,271,000      6,072,000                     5,271,000         6,072,000
                                                   ============  =============                  ============      ============

  Net income (loss)                                $    396,667  $  (1,257,138)                 $   (500,449)     $   (220,346)
                                                   ============  =============                  ============      ============

  Net income (loss) per share                      $       0.08  $       (0.21)                 $      (0.09)     $      (0.04)
                                                   ============  =============                  ============      ============
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